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                            FLASHNET COMMUNICATIONS, INC.

                                  LOCK-UP AGREEMENT


BancBoston Robertson Stephens Inc.
J.C. Bradford & Co.
EVEREN Securities, Inc.

     c/o BancBoston Robertson Stephens Inc.
     555 California Street
     Suite 2600
     San Francisco, California 94104

Ladies/Gentlemen:

     The undersigned understands that you, as representatives, propose to enter into an Underwriting Agreement (the "Underwriting Agreement") on behalf of the several Underwriters to be named on Schedule A to such agreement (collectively, the "Underwriters"), with FlashNet Communications, Inc. (the "Company") providing for an initial public offering (the "Public Offering") of certain shares of the Common Stock of the Company (the "Shares") pursuant to a Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission").

     In consideration of the agreement by the Underwriters to offer and sell the Shares in the Public Offering, and of certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that the undersigned will not, for a period of 180 days from the date that the Registration Statement is declared effective by the Commission (the "Lock-Up Period"), offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a "Disposition") any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock (collectively, "Securities"), now owned directly by the undersigned or hereafter acquired by the undersigned or with respect to which the undersigned has the power of disposition or hereafter acquires the power of disposition, otherwise than (i) as a bona fide gift or gifts, provided the donee or donees thereof agree in writing to be bound by this restriction,
(ii) as a distribution to partners or shareholders of the undersigned, provided that the distributees thereof agree in writing to be bound by the terms of this restriction, or (iii) with the prior written consent of BancBoston Robertson Stephens Inc.

     The undersigned agrees that the foregoing restriction expressly precludes the undersigned from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Securities during the Lock-Up Period, even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with


LOCK-UP AGREEMENT                                                       Page 1
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respect to any Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Securities. Furthermore, the undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Securities held by the undersigned except in compliance with this restriction.

     In addition, the undersigned agrees that, without the prior written consent of BancBoston Robertson Stephens Inc., the undersigned will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of Securities.

     The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.

     If for any reason the Underwriting Agreement shall be terminated prior to the closing of the delivery of the Shares to the Underwriters thereunder, this Lock-Up Agreement shall likewise be terminated.

Dated:    October 12, 1998

                                   Very truly yours,


For Entity:                            For Individual:


                                          /s/ A.L. Thurburn
------------------------------         ---------------------------------------


                                              A.L. Thurburn
                                       ---------------------------------------


By:
   ---------------------------         ---------------------------------------
Its:                                   Additional Signature (if held jointly)
    --------------------------


                                       ---------------------------------------
                                       (Print Name)


LOCK-UP AGREEMENT                                                       Page 2